Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CorMedix Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock(1)	457(c) and 457(h)	4,800,000	$2.96	$14,208,000	(3)	$0.0001102	$1,565.72
Total Offering Amounts					$14,208,000		—	$1,565.72
Total Fee Offsets					—		—	—
Net Fees Due								$1,565.72

(1)	This registration statement (the “Registration Statement”) covers shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), which are issuable pursuant to the Registrant’s Amended and Restated 2019 Omnibus Stock Plan (the “Plan”).

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock that may become issuable under the Plan as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding common stock.

(3)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act, on the basis of the average of the high and low prices per share of Registrant’s Common Stock on October 24, 2022 as reported by The Nasdaq Stock Market.